    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2000



                                                      REGISTRATION NO. 333-92989

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                          CORNERSTONE PROPERTIES INC.
             (Exact Name of Registrant as Specified in its Charter)

            NEVADA                                                    74-2170858
 (State or Other Jurisdiction   TOWER 56, 126 EAST 56TH STREET     (I.R.S. Employer
     of Incorporation or           NEW YORK, NEW YORK 10022     Identification Number)
        Organization)                   (212) 605-7100

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 JOHN S. MOODY
                            CHIEF EXECUTIVE OFFICER
                          CORNERSTONE PROPERTIES INC.
                         TOWER 56, 126 EAST 56TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 605-7100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                               JOHN J. KELLEY III
                                KING & SPALDING
                           191 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL NOR AN SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS UNLAWFUL.

                  SUBJECT TO COMPLETION, DATED JANUARY 4, 2000


                               16,187,724 SHARES

                          CORNERSTONE PROPERTIES INC.

                                  COMMON STOCK

    Cornerstone Properties Inc., a Nevada corporation, is a self-administered equity real estate investment trust that manages and conducts its business through Cornerstone Properties Limited Partnership, a Delaware limited partnership. We may issue from time to time up to 16,187,724 shares of our common stock to the holders of up to 16,187,724 Class A units of limited partner interest in Cornerstone Properties Limited Partnership upon tender of such units for redemption. Cornerstone Properties Inc. is the sole general partner of Cornerstone Properties Limited Partnership and owns approximately 87.1% of the outstanding units.

    The 16,187,724 units that may be redeemed were issued in December 1998 in connection with our acquisition of 69 Class A office properties from William Wilson & Associates and related entities. We will acquire units from the redeeming unit holders in exchange for any shares of common stock that we issue. Upon any redemption, we may elect to pay cash for the units tendered rather than issue shares of common stock. Although we will incur expenses in connection with the registration of the 16,187,724 shares of common stock, we will not receive any cash proceeds upon their issuance.

    Our common stock is listed on the New York Stock Exchange under the ticker symbol "CPP."

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING SPECIAL RISKS APPLICABLE TO REDEEMING UNIT HOLDERS.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED
    IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS JANUARY  , 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the Commission at 1-800-732-0330 for further information on the operation of such public reference rooms. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or obtain copies of such documents from the Commission's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the Commission automatically will update and supersede such information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. These documents contain important business information about our company and its financial condition.

1. Annual Report on Form 10-K, as amended, for the year ended December 31, 1998.

2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999.

3.  Current Report on Form 8-K/A as filed with the Commission on March 1, 1999.

4.  Current Report on Form 8-K as filed with the Commission on March 24, 1999.

5. Registration Statement on Form 8-A, which incorporates by reference a description of our common stock from the final prospectus included in our Registration Statement on Form S-3 (File No. 333-18303), as filed with the Commission on March 11, 1997.

    You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

                          Cornerstone Properties Inc.
                         Tower 56, 126 East 56th Street
                            New York, New York 10022
                              Attention: Secretary
                                 (212) 605-7100

You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents. ALL REFERENCES IN THIS PROSPECTUS TO "COMMON STOCK" REFER TO OUR COMMON STOCK, WITHOUT PAR VALUE. ALL REFERENCES IN THIS PROSPECTUS TO "UNITS" REFER TO THE CLASS A UNITS OF LIMITED PARTNER INTEREST IN CORNERSTONE PROPERTIES LIMITED PARTNERSHIP.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to, without limitation, future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements incorporated by reference from our Annual Report on Form 10-K under the caption "Risk Factors" and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                            SECURITIES TO BE OFFERED

    This prospectus relates to the possible issuance from time to time of up to 16,187,724 shares of common stock if, and to the extent that, holders of up to 16,187,724 units in Cornerstone Properties Limited Partnership exercise their rights to redeem such units for cash or, at our election, shares of common stock. We will not receive any cash proceeds from the issuance of the common stock, but will acquire units in exchange for any of the shares of common stock that we issue.

    Pursuant to the Partnership Agreement of Cornerstone Properties Limited Partnership, each unit may be tendered for redemption for cash equal to the fair market value of a share of common stock at the time of the redemption. Cornerstone Properties Inc. has the right to elect to acquire directly each unit tendered for redemption in exchange for one share of common stock, rather than causing Cornerstone Properties Limited Partnership to redeem such units for cash. We will make the determination whether to pay cash or issue common stock at the time units are tendered for redemption. With each redemption of units, our percentage interest in Cornerstone Properties Limited Partnership will increase.

    If you want more detailed information about how units may be redeemed in exchange for shares of common stock, please review the section of this prospectus entitled "Exercise of Redemption Rights."

                         INFORMATION ABOUT THE COMPANY


    We, Cornerstone Properties Inc., a Nevada corporation, are a self-administered equity real estate investment trust, or "REIT." We own
Class A office properties in prime locations in major suburban markets and prime central business districts. Cornerstone owns all of its properties and conducts all of its business through Cornerstone Properties Limited Partnership, a Delaware limited partnership. Cornerstone, through its subsidiaries, at December 31, 1999, owned 83 Class A office properties throughout the United States totaling nearly 17 million square feet.


    Cornerstone Properties Inc. was incorporated under the laws of the State of Nevada in May 1981. Our executive offices are located at 126 East 56th Street, New York, NY 10022. Our general information telephone number is (212) 605-7100.

                                  RISK FACTORS

    An investment in our common stock or in units of Cornerstone Properties Limited Partnership involves various risks. Unit holders should carefully consider the following material risks in conjunction with the other information contained in this prospectus and incorporated herein by reference, including, without limitation, the risks of an investment in our company set forth under the caption "Item 1. Business--Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 1998, before making a determination to redeem units.

SPECIAL CONSIDERATIONS APPLICABLE TO REDEEMING UNIT HOLDERS

TAX CONSEQUENCES OF REDEMPTION OF UNITS

    Your exercise of your redemption rights will be treated for tax purposes as a sale of the units you redeem. Such a sale will be fully taxable to you in an amount equal to the cash or the value of the common stock received in the redemption plus the amount of Cornerstone Properties Limited Partnership's liabilities allocable to the redeemed units at the time of the redemption. It is possible that the amount of gain you will be required to recognize, or even the tax liability resulting from such gain, could exceed the amount of cash or the value of the common stock you receive upon such redemption. See "Exercise of Redemption Rights--Federal Income Tax Consequences of Exercise of Redemption Rights." In addition, because the price of common stock fluctuates, the price you receive when you sell your common stock may not equal the value of your units at the time of redemption.

POTENTIAL CHANGE IN INVESTMENT UPON REDEMPTION OF UNITS

    If you exercise your redemption rights, we will determine whether you receive cash or common stock in exchange for your units. If you receive common stock, you will become a stockholder of Cornerstone Properties Inc. rather than a holder of units in Cornerstone Properties Limited Partnership. Although an investment in common stock is substantially equivalent to an investment in units in Cornerstone Properties Limited Partnership, there are some differences between ownership of units and ownership of common stock. These differences include form of organization, management structure, investor rights and federal income tax consequences. These differences, some of which may be material to you, are discussed in "Exercise of Redemption Rights--Comparison of Ownership of Units and Common Stock."

                         EXERCISE OF REDEMPTION RIGHTS

GENERAL

    Each unit holder may, subject to certain limitations, elect to exercise the redemption rights with respect to all or a portion of the units held by such person at any time, by delivering a redemption exercise notice to Cornerstone. Once delivered, the redemption exercise notice is irrevocable. Upon exercise of the redemption rights, such unit holder will receive, at our option, either
(i) a number of shares of common stock equal to the number of units tendered for redemption (subject to certain anti-dilution adjustments), (ii) cash in an amount equal to the market value of the number of shares of common stock he would have received pursuant to (i) above or (iii) shares of common stock for part of the units redeemed and cash in such amount for the remainder of the units redeemed. The market value of the common stock for this purpose is equal to the average of the closing trading prices of the common stock for the ten consecutive trading days before the day on which the redemption exercise notice was received by Cornerstone.

    We have the right, in our sole discretion to assume and directly satisfy the redemption right of a unit holder by either issuing such unit holder shares of common stock or causing the partnership to pay the cash described in the preceding paragraph. If a unit holder receives shares of common stock in exchange for tendered units, Cornerstone will become the owner of the units. Such an acquisition by Cornerstone will be treated as a sale of the units to Cornerstone for federal income tax purposes. See "--Federal Income Tax Consequences of Exercise of Redemption Rights" below. Upon redemption, such unit holder's right to receive distributions with respect to the units will cease, and the unit holder will have rights as a stockholder of Cornerstone from the time of his acquisition of the shares of common stock issued in exchange for the tendered units.

    You must notify us of your desire to exercise the redemption rights by sending the redemption exercise notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from Cornerstone. A unit holder must request the redemption of at least 1,000 units (or all of the units held by such holder, if less than 1,000). The redemption generally will occur within 10 days after the redemption exercise notice is received by us. No redemption or exchange can occur if delivery of common stock therefor would be prohibited either under the provisions of the Partnership Agreement designed to protect Cornerstone's REIT qualification or under applicable federal or state securities laws. We will at all times reserve and keep available out of our authorized but unissued common stock, solely for the purpose of effecting the issuance of common stock pursuant to the redemption rights, a sufficient number of shares of common stock as shall from time to time be sufficient for the redemption of all outstanding units not owned by Cornerstone.

FEDERAL INCOME TAX CONSEQUENCES OF EXERCISE OF REDEMPTION RIGHTS

    The following discussion summarizes certain federal income tax considerations applicable to a unit holder in connection with the exercise of the redemption rights. King & Spalding, which has acted as tax counsel to Cornerstone, is of the opinion that the following discussion fairly summarizes the federal income tax consequences that are likely to be material to a unit holder who so exercises his redemption rights.

    The following discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a unit holder exercising his redemption rights in light of his particular circumstances or to certain types of unit holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

    EACH UNIT HOLDER IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF EXERCISING THE REDEMPTION RIGHTS, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH EXERCISE.

    TAX TREATMENT OF EXERCISE OF REDEMPTION RIGHTS. If Cornerstone assumes and performs the partnership's obligations under the redemption rights, the Partnership Agreement provides that the redemption will be treated by Cornerstone, the partnership and the unit holder exercising his redemption rights as a sale of units by such unit holder to Cornerstone at the time of such redemption. In that event, such sale will be fully taxable to the unit holder exercising his redemption rights and such unit holder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the fair market value of the common stock received in the redemption plus the amount of any partnership liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below. If Cornerstone does not elect to assume the partnership's obligations under the redemption rights and the partnership redeems such units for cash, the redemption likely would be treated for tax purposes as a sale of such units to Cornerstone in a fully taxable transaction, although the matter is not free from doubt. In that event, the unit holder exercising his redemption rights would be treated as realizing an amount equal to the sum of the cash received in the redemption plus the amount of any partnership liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

    If the partnership chooses to redeem a unit holder's units for cash that is not contributed by Cornerstone to effect the exchange, the tax consequences would be the same as described in the previous paragraph, except that if the partnership redeemed less than all of a unit holder's units, the unit holder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any partnership liabilities allocable to the redeemed units, exceeded the unit holder's adjusted basis in all of such unit holder's units immediately before the redemption.

    TAX TREATMENT OF DISPOSITION OF UNITS BY UNIT HOLDER GENERALLY. If a unit is redeemed in a manner that is treated as a sale of the unit, or a unit holder otherwise disposes of a unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such unit. See "--BASIS OF UNITS" below. Upon the sale of a unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., shares of common stock) received plus the amount of any partnership liabilities allocable to the unit sold. To the extent the amount of cash or property received plus the allocable share of any partnership liabilities exceeds the unit holder's basis for the unit disposed of, such unit holder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (e.g., shares of common stock) received upon such disposition.

    Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a unit holder's share of "unrealized receivables" of the partnership (as defined in Section 751 of the Internal Revenue Code of 1986, as amended (the "Code")) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the partnership had sold its assets at their fair market value at the time of the transfer of a unit.

    BASIS OF UNITS. In general, a unit holder who was deemed to have received his units upon liquidation of a partnership had an initial tax basis in his units ("Initial Basis") equal to his basis in his partnership interest at the time of such liquidation. Similarly, in general, a unit holder who contributed a partnership interest in exchange for his units had an Initial Basis in the units equal to his basis in the contributed partnership interest. A unit holder's Initial Basis in his units generally is increased by (i) such unit holder's share of partnership income and (ii) increases in his share of liabilities of the partnership. Generally, such unit holder's basis in his units is decreased (but not below zero) by (i) his share of partnership distributions,
(ii) decreases in his share of liabilities of the partnership, (iii) his share of losses of the partnership and (iv) his share of nondeductible expenditures of the partnership that are not chargeable to capital.

    POTENTIAL APPLICATION OF THE DISGUISED SALE REGULATIONS TO A REDEMPTION OF UNITS. There is a risk that the exercise by a unit holder of his redemption rights may cause the original transfer of property to the partnership in exchange for units to be treated as a "disguised sale" of property. The Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

    Accordingly, if a unit holder exercises his redemption rights within two years of such holder's contribution of property to Cornerstone Properties Limited Partnership, the Internal Revenue Service ("IRS") could contend that the Disguised Sale Regulations apply because the unit holder will thus receive cash or shares of common stock subsequent to his previous contribution of property to the partnership. In that event, the IRS could contend that such contribution transactions themselves were taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, other tax principles applicable in the case of installment sales would apply. For example, interest income could be inputed to the unit holder, and such unit holder may be required (under Section 453A of the Code) to pay interest to the IRS on the amount of deferred tax attributable to such deemed installment sale.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

    Generally, an investment in shares of our common stock is substantially equivalent economically to an investment in units in the partnership. A holder of a share of common stock receives the same distribution that a holder of a unit receives, and stockholders and unit holders generally share in the risks and rewards of ownership in the enterprise being conducted by Cornerstone (through the partnership). However, there are some differences between ownership of units and ownership of shares of common stock, some of which may be material to investors.

    The information below highlights a number of the significant differences between Cornerstone Properties Limited Partnership and Cornerstone
Properties Inc. relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of units and common stock, respectively. These comparisons are intended to assist unit holders in understanding how their investment will be changed if their units are exchanged for common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of units should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part and the documents incorporated by reference herein for additional important information about Cornerstone.

    FORM OF ORGANIZATION. Cornerstone Properties Limited Partnership is organized as a Delaware limited partnership. Cornerstone Properties Inc. is a Nevada corporation. Cornerstone has elected to be taxed as a REIT and intends to maintain its qualification as a REIT.

    LENGTH OF INVESTMENT. The partnership has a stated termination date of December 31, 2096, although it may be terminated earlier under certain circumstances. Cornerstone has a perpetual term and intends to continue its operations for an indefinite time period.

    PURPOSE AND PERMITTED INVESTMENTS. The purpose of the partnership is the conduct of any business that may be lawfully conducted by a limited partnership formed under Delaware law, except that the Partnership Agreement requires the business of the partnership to be conducted in such a manner that will permit Cornerstone to be classified as a REIT under Section 856 of the Code, unless Cornerstone elects not to qualify as a REIT or ceases to qualify as a REIT for reasons other than the conduct of

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the business of the partnership. The partnership may, subject to the foregoing limitation, enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

    Under the Cornerstone Articles of Incorporation, the purpose of Cornerstone is to engage in the business of making real estate investments (directly or as a partner), including, without limitation, the acquisition, development, encumbrance and disposal of real estate or interests in real estate and all activities related thereto, either on the corporation's own behalf or on behalf of other persons or entities, to do all acts and things in furtherance of such purposes and to engage in any lawful activity. However, under the Partnership Agreement, the general partner may not directly or indirectly conduct any business other than the ownership, acquisition and disposition of interests in the partnership and the management of the business of the partnership, and such activities as are incidental thereto.

    ADDITIONAL EQUITY. The partnership is authorized to issue units and other partnership interests to the partners or to other persons for such consideration and on such terms and conditions as the general partner, in its sole discretion, may deem appropriate. In addition, the general partner may cause the partnership to issue to Cornerstone additional units, or other partnership interests in different series or classes which may be senior to the units, in conjunction with the offering of securities of Cornerstone having substantially similar rights, in which the proceeds thereof are contributed to the partnership. Consideration for additional partnership interests may be cash or other property or other assets permitted by Delaware law.

    The Cornerstone Board of Directors may issue, in its discretion, additional equity securities consisting of common stock or preferred stock; provided, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in the Articles of Incorporation. As long as the partnership is in existence, the proceeds of all equity capital raised by Cornerstone will be contributed to the partnership in exchange for units or other interests in the partnership.

    BORROWING POLICIES. Under the Partnership Agreement, the partnership has no restrictions on borrowings, and the general partner has full power and authority to borrow money on behalf of the partnership. Cornerstone is not restricted under its governing instruments from incurring borrowings. Both Cornerstone and the partnership are subject to contractual limitations on indebtedness.

    OTHER INVESTMENT RESTRICTIONS. Other than restrictions precluding investments by the partnership that (i) would adversely affect the qualification of Cornerstone as a REIT, (ii) could subject Cornerstone to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over Cornerstone or its securities, unless such action (or inaction) will have been specifically consented to by the general partner in writing, there are no restrictions upon the partnership's authority to enter into certain transactions, including among others, making investments, lending partnership funds, or reinvesting the partnership's cash flow and net sale or refinancing proceeds.

    The Cornerstone Articles of Incorporation and Bylaws do not impose any restrictions upon the types of investments made by Cornerstone.

    MANAGEMENT CONTROL. All management powers over the business and affairs of the partnership are vested in Cornerstone as the general partner of the partnership, and no unit holder has any right to participate in or exercise control or management power over the business and affairs of the partnership, except that the general partner of the partnership may not, without the prior consent of the unit holders, engage in (i) certain "Extraordinary Transactions" (as defined in the Partnership Agreement), (ii) an act in contravention of the Partnership Agreement or (iii) certain amendments to the Partnership Agreement. The general partner may not be removed by the unit holders with or without good cause.

    The Cornerstone Board of Directors has exclusive control over Cornerstone's business and affairs subject only to the restrictions in the Articles of Incorporation and Bylaws and the Partnership Agreement. Accordingly, except for their vote in the elections of directors and other matters requiring stockholder approval under Nevada law, stockholders have no control over the ordinary business policies of Cornerstone.

    FIDUCIARY DUTIES. Under Delaware law, Cornerstone, as general partner, is required to exercise good faith in all dealings with respect to partnership affairs. Under the Partnership Agreement, however, the general partner is under no obligation to take into account the tax consequences to any partner of any action taken (or not taken) by it, and the general partner will have no liability to a unit holder under any circumstances, as a result of any tax liability incurred (or tax benefit not derived) by such unit holder as a result of an action (or inaction) by the general partner taken pursuant to its authority under the Partnership Agreement, which action (or inaction) is not in violation of any provision of the Partnership Agreement.

    Under Nevada law, the directors must perform their duties in good faith, in a manner that they believe in good faith to be in the best interests of Cornerstone and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. Directors of Cornerstone who act in such a manner generally will not be liable to Cornerstone for monetary damages arising from their activities.

    MANAGEMENT LIABILITY AND INDEMNIFICATION. The Partnership Agreement generally provides that the general partner will incur no liability to the partnership or any unit holder for losses sustained or liabilities incurred as a result of errors in judgement or of any act or omission if the general partner acted in good faith. In addition, the general partner is not responsible for any misconduct or negligence on the part of its agents, provided the general partner appointed such agents in good faith. The general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters which the general partner reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

    The Partnership Agreement also provides for indemnification of the general partner, the directors, trustees, or officers of the general partner and the partnership and such other persons as the general partner may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgements, fines, settlements (including, but not limited to, reasonable attorneys' fees and expenses), and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of the partnership in which such person may be involved, or is threatened to be involved, provided that the partnership shall not indemnify any such person
(i) for acts or omissions material to the matter giving rise to the proceeding that were committed in bad faith or as the result of active and deliberate dishonesty, (ii) who actually received an improper personal benefit in money, property or services or (iii) who, in the case of criminal proceedings, had reasonable cause to believe that the act or omission was unlawful.

    The Cornerstone Bylaws provide that Cornerstone will indemnify any person against expenses, judgements, fines and amounts paid or reasonably incurred in connection with any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, which such person is made a party to by reason of the fact that he is or was a director, officer, employee or agent of Cornerstone, or is or was serving at the request of Cornerstone as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as along as such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Cornerstone and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Cornerstone will not indemnify any person in an action by or in the right of Cornerstone, however, if such person is adjudged liable to Cornerstone for amounts paid in settlement to Cornerstone, unless a court shall further determine upon application that, in view of all the circumstances of the case, such person is entitled to indemnity.

    ANTI-TAKEOVER PROVISIONS. Except in limited circumstances, the general partner of the partnership has exclusive management power over the business and affairs of the partnership. The general partner may not be removed by the unit holders with or without good cause. Under the Partnership Agreement, a unit holder may, subject to certain restrictions, transfer all or portion of its partnership interests or the economic attributes of such unit holder's partnership interest to any person, upon notice to Cornerstone and upon providing to Cornerstone an opinion of counsel reasonably acceptable to Cornerstone to the effect that such transfer may be effected without violation of any federal or state securities laws and would not require registration under the Securities Act. Such transferee, however, will not be admitted as a substitute unit holder unless the general partner consents and the transferee agrees to assume the obligations of the transferor under the Partnership Agreement.

    The Cornerstone Articles of Incorporation and the Bylaws contain a number of provisions that may have the effect of delaying, deferring or preventing a change in control of Cornerstone even if a change in control were in the shareholders interest. These provisions include, among others: (i) authorized capital stock that may be issued as preferred stock at the discretion of the Board of Directors and (ii) provisions designed to avoid concentration of share ownership in a manner that would jeopardize Cornerstone's status as a REIT under the Code.


    VOTING RIGHTS. Under the Partnership Agreement, the unit holders have voting rights only as to (i) certain Extraordinary Transactions, (ii) actions by the general partner in contravention of the Partnership Agreement and
(iii) certain amendments to the Partnership Agreement. Otherwise, all decisions relating to the operation and management of the partnership are made by the general partner. As of December 31, 1999, Cornerstone held approximately 87.1% of the outstanding units. As units are redeemed by unit holders, Cornerstone's percentage ownership of the units will increase. If additional units are issued to third parties, Cornerstone's percentage ownership of the units will decrease.


    Stockholders of Cornerstone have the right to vote on, among other things, a merger or share exchange or sale of substantially all of the assets of Cornerstone, certain amendments to the Articles of Incorporation and the dissolution of Cornerstone. Each share of common stock has one vote, and the Articles of Incorporation permit the Board of Directors to designate and issue preferred stock in one or more series having voting power which may differ from that of the common stock.

    EXTRAORDINARY TRANSACTIONS. The general partner may not transfer any of its interests except in connection with an "Extraordinary Transaction," which is generally defined as a merger or sale of all or substantially all of Cornerstone's assets. The general partner may not engage in an Extraordinary Transaction unless partners holding at least three-fourths of the outstanding common units (other than units held by Cornerstone) consent to such transaction. No such consent by unit holders is required, however, in the case of Extraordinary Transactions (i) in which all unit holders receive for each unit cash, securities or other property equal to that which a holder of one share of common stock will receive under the terms of such Extraordinary Transaction or
(ii) involving a merger with another entity if (a) immediately after the Extraordinary Transaction, the assets of the surviving entity (other than units held by the general partner) are owned directly or indirectly by the partnership or by the surviving entity of the merger (in any case the "Surviving Partnership"), (b) the unit holders own a percentage interest in the Surviving Partnership commensurate with the relative net assets of the partnership and the other assets of the Surviving Partnership prior to the transaction, (c) the rights and privileges of the unit holders in the Surviving Partnership are at least as favorable as those in effect immediately prior to the transaction and as those applicable to other unit holders of the Surviving Partnership, and
(d) such rights of the unit holders include the right to exchange their interests in the

Surviving Partnership for the consideration described in clause (i) above or, if the parent of the Surviving Partnership has publicly traded common equity securities, shares of such common equity securities. Notwithstanding the foregoing sentence, however, if the general partner conducts a vote of its stockholders in connection with an Extraordinary Transaction, the general partner must also conduct a vote of the partners in which (1) the same notice is given to partners as is given to stockholders, (2) the same proxy or other materials are given to partners as are given to stockholders, including a description of the tax effects of the transaction on unit holders, (3) the general partner votes all units (general and limited partnership) in proportion to the vote of stockholders and (4) the total votes cast in such manner by the partners would be sufficient, if such vote were a vote by the stockholders, to approve the Extraordinary Transaction.

    Under Nevada law, the sale of all or substantially all of the assets of Cornerstone or any merger or consolidation of Cornerstone requires the approval of the Board of Directors and holders of a majority of the outstanding shares of common stock. No approval of the stockholders is required for the sale of less than all or substantially all of Cornerstone's assets.

    COMPENSATION, FEES AND DISTRIBUTIONS. The general partner does not receive any compensation for its services as general partner of the partnership. As a partner in the partnership, however, the general partner has the same right to allocations and distributions as other partners of the partnership. The directors and officers of Cornerstone receive compensation for their services.

    LIABILITY OF INVESTORS. Under the Partnership Agreement and applicable state law, the liability of the unit holders for the partnership's debts and obligations is generally limited to the amount of their investment in the partnership. Under Nevada law, stockholders are not personally liable for the debts or obligations of Cornerstone.

    NATURE OF INVESTMENT. The units constitute equity interests entitling each unit holder to, among other things, his pro rata share of cash distributions made to the unit holders of the partnership. The partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.

    The shares of common stock constitute equity interests in Cornerstone. Cornerstone is entitled to receive its pro rata share of distributions made by the partnership with respect to the units, and each stockholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the common stock. The dividends payable to the stockholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, Cornerstone must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

    POTENTIAL DILUTION OF RIGHTS. The general partner of the partnership is authorized, in its sole discretion and without unit holder approval, except in connection with certain Extraordinary Transactions, to cause the partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the unit holders or to other persons on terms established by the general partner.

    The Board of Directors of Cornerstone may issue, in its discretion, additional shares of common stock and has the authority to issue from the authorized capital stock a variety of other equity securities of Cornerstone with such preferences, limitations and relative rights as the Board of Directors may designate at the time. The issuance of additional shares of either common stock or other similar equity securities may result in the dilution of the interests of the stockholders.

    LIQUIDITY. A unit holder may transfer the economic attributes of his partnership interest subject to certain exceptions and conditions, including, transfers (i) if in the judgment of the general partner such transfer might subject the partnership, the general partner or any other person to liability under any federal or state securities laws, (ii) if such transfer would cause, or in the judgment of the general partner such transfer might cause, the general partner to cease to qualify as a REIT, (iii) if such transfer would cause a termination of the partnership for federal income tax purposes, (iv) if such transfer would, in the opinion of counsel to the partnership, cause the partnership to cease to be classified as a partnership for federal income tax purposes, or (v) if such transfer is made to a lender to the partnership or any person who is related to any lender to the partnership whose loan constitutes a non-recourse liability without the consent of the general partner. There is no established trading market for the units.

    The shares of common stock issued by Cornerstone to unit holders upon redemption of units will be freely transferable as registered securities under the Securities Act, except by unitholders that are affiliates of Cornerstone. The common stock is listed on the NYSE. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, Cornerstone's financial results and prospects, the general interest in Cornerstone and other real estate investments, and Cornerstone's dividend yield compared to that of other debt and equity securities.

    FEDERAL INCOME TAXATION. The partnership is not subject to federal income taxes. Instead, each holder of units includes its allocable share of the partnership's taxable income or loss in determining its individual federal income tax liability. Income and loss from the partnership generally is subject to the "passive activity" limitations under the Code. Under the "passive activity" rules, income and loss from the partnership that is considered "passive" income or loss generally can be offset against income and loss (including passive loss carry forwards from prior years) from other investments that constitute "passive activities" (unless the partnership is considered a "publicly traded partnership" within the meaning of Section 7704 of the Code and applicable Treasury Regulations, in which case income and loss from the partnership can only be offset against other income and loss from the partnership). Income of the partnership, however, that is attributable to dividends or interest received from certain taxable subsidiaries does not qualify as passive income and cannot be offset with losses and deductions from a "passive activity." Cash distributions from the partnership are not taxable to a holder of units except to the extent they exceed such holder's basis in his interest in the partnership (which will include such holder's allocable share of the partnership's debt). Each year, holders of units receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns. Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the partnership owns property, even if they are not residents of those states, and in some such states the partnership is required to remit a withholding tax with respect to such nonresidents.

    The federal income tax consequences of owning shares of common stock of Cornerstone Properties Inc. are discussed below under the heading "Certain United States Federal Income Tax Considerations--Taxation of U.S. Stockholders."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    THE FOLLOWING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK. KING & SPALDING, COUNSEL TO CORNERSTONE, HAS REVIEWED THE FOLLOWING DISCUSSION AND IS OF THE OPINION THAT IT FAIRLY SUMMARIZES THE FEDERAL INCOME TAX CONSIDERATIONS THAT ARE LIKELY TO BE MATERIAL TO A HOLDER OF COMMON STOCK. THE FOLLOWING DISCUSSION IS NOT EXHAUSTIVE OF ALL POSSIBLE TAX CONSIDERATIONS AND IS NOT TAX ADVICE. MOREOVER THIS SUMMARY DOES NOT DEAL WITH ALL TAX ASPECTS THAT MIGHT BE RELEVANT TO A PARTICULAR PROSPECTIVE STOCKHOLDER IN LIGHT OF HIS OR HER PERSONAL CIRCUMSTANCES, NOR DOES IT DEAL WITH PARTICULAR TYPES OF STOCKHOLDERS THAT ARE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND BROKER-DEALERS. THE CODE PROVISIONS GOVERNING THE FEDERAL INCOME TAX TREATMENT OF REITS ARE HIGHLY TECHNICAL AND COMPLEX, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRELY BY THE APPLICABLE CODE PROVISIONS, RULES AND TREASURY REGULATIONS PROMULGATED THEREUNDER, AND ADMINISTRATIVE AND JUDICIAL INTERPRETATIONS THEREOF. THE FOLLOWING DISCUSSION AND THE OPINIONS OF KING & SPALDING ARE BASED ON CURRENT LAW.

    EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF COMMON STOCK OF CORNERSTONE.

FEDERAL INCOME TAXATION OF CORNERSTONE

    Cornerstone has made an election to be taxed as a REIT under the Code and believes that it has met the requirements for qualification and taxation as a REIT. Cornerstone intends to continue to operate in such a manner as to continue to so qualify, but no assurance can be given that it has qualified or will remain qualified as a REIT. Cornerstone has not requested and does not intend to request a ruling from the IRS as to its status as a REIT. However, in the opinion of King & Spalding, counsel to Cornerstone, Cornerstone's organization and method of operation are such that it met the requirements for qualification and taxation as a REIT since its taxable year ended December 31, 1993 (which counsel believes is the earliest taxable year which is within the normal period for federal tax audit), and Cornerstone's method of operation should enable it to continue to so qualify in subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. King & Spalding's opinion as to Cornerstone's REIT status is based on various assumptions and is conditioned upon certain representations made by Cornerstone as to factual matters, including representations regarding the nature of Cornerstone's properties and the future conduct and method of operation of its business, and it cannot be relied upon if those assumptions and representations later prove incorrect.

    It must be emphasized that Cornerstone's qualification and taxation as a REIT depend upon its ability to meet, on a continuing basis through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code that are discussed below. No assurance can be given that the actual results of Cornerstone's operations for any particular taxable year will satisfy such requirements, and King & Spalding will not review Cornerstone's compliance with such requirements on a continuing basis. For a discussion of the tax consequences of failing to qualify as a REIT, see "--Failure to Qualify," below.

    If Cornerstone qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on net income that it currently distributes to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, Cornerstone will be subject to federal income tax in the following circumstances. First, Cornerstone will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, Cornerstone may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if Cornerstone has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Cornerstone has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Cornerstone should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the product of (a) the gross income attributable to the greater of the amount by which Cornerstone fails the 75% or 95% test, and (b) a fraction intended to reflect Cornerstone's profitability. Sixth, if Cornerstone should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than retained long-term capital gain Cornerstone elects to treat as having been distributed to stockholders), and (iii) any undistributed taxable income from prior years, Cornerstone would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Cornerstone acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Cornerstone's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation, and Cornerstone recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by Cornerstone, then, to the extent of such asset's "Built-in Gain" (i.e. the excess of the fair market value of such property at the time of acquisition by Cornerstone over the adjusted basis of such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Regulations that have been announced but not yet promulgated (the "Built-in Gain Rules")).

REQUIREMENTS FOR QUALIFICATION

    To qualify as a REIT, Cornerstone must elect to be so treated and must meet the requirements, discussed below, relating to Cornerstone's organization, sources of income, nature of assets and distributions of income to stockholders.

ORGANIZATIONAL REQUIREMENTS

    The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year (the "100 Shareholder Rule"); (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes; and
(ix) that meets certain other tests, described below, regarding the nature of its income and assets.

    For purposes of the 5/50 Rule, an unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Section 401(a) of the Code, however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule. For taxable years beginning on or after January 1, 1998, a REIT will be treated as having satisfied the 5/50 Rule if it complies with certain Regulations for ascertaining the ownership of its stock and if it did not know (or after the exercise of reasonable diligence would not have known) that its stock was sufficiently closely held to cause it to violate the 5/50 Rule. See "ANNUAL RECORD KEEPING REQUIREMENTS," below.

    In order to protect Cornerstone from a concentration of ownership of its stock that would cause Cornerstone to fail the 5/50 Rule or the 100 Shareholder Rule, Cornerstone's Articles of Incorporation provide that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 6% (in value) of the aggregate outstanding shares of all classes of stock of Cornerstone (with certain exceptions). In addition, no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of Cornerstone's stock if such ownership would cause more than 50% in value of Cornerstone's outstanding stock to be owned by five or fewer individuals or would result in Cornerstone's stock being beneficially owned by fewer than 100 persons (determined without reference to any rule of attribution).

OPERATING ENTITIES

    Cornerstone has owned and operated a number of properties through wholly owned corporate subsidiaries. Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, Cornerstone's "qualified REIT subsidiaries" are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as assets, liabilities and items of income, deduction and credit of Cornerstone.


    All of Cornerstone's assets are held by, and all of its operations are conducted through, Cornerstone Properties Limited Partnership (the "Operating Partnership"). Cornerstone is the sole general partner of the Operating Partnership, and as of December 31, 1999, Cornerstone directly or indirectly owned in the aggregate approximately 87.1% of the outstanding common units in its capacity both as the sole general partner and as a limited partner, and Cornerstone owned all of the preferred partnership units. The remaining units are held by other limited partners. In the case of a REIT that is a partner in a partnership, the Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership (based on the REIT's capital interest in the partnership) and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests (as discussed below). Thus, Cornerstone's proportionate share of the assets, liabilities and items of income of the Operating Partnership, and any other partnerships Cornerstone may hold an interest in directly or indirectly through the Operating Partnership, shall be treated as assets, liabilities and items of Cornerstone for purposes of applying the requirements described herein.


INCOME TESTS

    To maintain its qualification as a REIT, Cornerstone must satisfy certain annual gross income requirements. First, at least 75% of Cornerstone's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or certain types of temporary investment income. Second, at least 95% of Cornerstone's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for Cornerstone's taxable years beginning prior to January 1, 1998, not more than 30% of Cornerstone's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property and
(iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property).

    Rents received or deemed received by Cornerstone will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, amounts received from a tenant will not qualify as "rents from real property" if Cornerstone, or an owner of 10% or more of Cornerstone, directly or constructively is deemed to own 10% or more of the ownership interests in the tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Cornerstone generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom Cornerstone derives no income. The "independent contractor" requirement, however, does not apply to the extent that the services provided by Cornerstone are "usually or customarily rendered in connection with the rental of space for occupancy only," which are services of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income ("UBTI"). In addition, beginning with Cornerstone's 1998 taxable year, the "independent contractor" requirement no longer applies to non-customary services provided by Cornerstone where the annual value of such services does not exceed 1% of the gross income derived from the property with respect to which the services are provided (the "1% DE MINIMIS exception"). For this purpose, such services may not be valued at less than 150% of Cornerstone's direct cost of providing the services.

    Cornerstone has not, and does not anticipate that it will in the future,
(i) charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above), (ii) derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents, (iii) derive rent attributable to a Related Party Tenant, or (iv) provide any non-customary services to tenants other than through qualifying independent contractors, except as permitted by the 1% DE MINIMIS exception or to the extent that the amount of resulting non-qualifying income would not cause Cornerstone to fail to satisfy the 95% and 75% gross income tests.

    The Operating Partnership acquired a hotel in California in December 1998, and the gross income from the operation of the hotel constitutes non-qualifying income for purposes of the 95% and 75% gross income tests. Cornerstone currently intends to continue to derive income from the operation of the hotel (rather than lease it to a third-party lessee) to the extent the gross income therefrom will not cause Cornerstone to fail the 95% or 75% gross income test. Cornerstone may determine, however, to lease the hotel to a third-party lessee in order to derive qualifying "rents from real property" from the hotel. Alternatively, Cornerstone may decide to contribute the hotel to a corporate subsidiary of the Operating Partnership, subject to the limits imposed by the 5% asset test and the 10% voting securities test (which tests are described below). The net income from the hotel derived by the corporate subsidiary would be subject to corporate-level tax (to the extent not sheltered by deductions or losses), but the gross income from the hotel would no longer be taken into account in determining whether Cornerstone meets the 95% or 75% gross income test (although any dividends received by the Operating Partnership from the corporate subsidiary would be qualifying income under the 95% gross income test, but not under the 75% gross income test).

    If Cornerstone fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Cornerstone's failure to meet such tests was due to reasonable cause and not due to willful neglect, Cornerstone attaches a schedule of the sources of its income to its return and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Cornerstone would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

ASSET TESTS

    At the close of each quarter of its taxable year, Cornerstone must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of Cornerstone's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where Cornerstone raises new capital through stock or long-term (at least five years) debt offerings, temporary investments in stock or debt instruments during the one-year period following Cornerstone's receipt of such capital (the "75% asset test"). The term "real estate asset" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's debt and equity securities owned by Cornerstone (other than Cornerstone's interest in the Operating Partnership, any other entity classified as a partnership for federal income tax purposes, or the stock of a qualified REIT subsidiary) may not exceed 5% of the value of Cornerstone's total assets (the "5% asset test"), and Cornerstone may not own more than 10% of any one issuer's outstanding voting securities (except for Cornerstone's ownership interest in the Operating Partnership, any other entity that is classified as a partnership for federal income tax purposes, or the stock of a qualified REIT subsidiary) (the "10% voting securities test").


    The Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of WCP Services, Inc. ("WCP Services"), representing 95% of the equity value of the stock of WCP Services. WCP Services was formed in December 1998 to engage in certain management and construction activities with respect to properties owned by unrelated third parties and to perform certain services with respect to tenant build-out work at Cornerstone's properties. Cornerstone's indirect interest in the securities of WCP Services will not violate the 10% voting securities test because the Operating Partnership owns less than 10% of the voting stock of WCP Services. Further, Cornerstone believes that its ownership of an indirect interest in the securities of WCP Services will not violate the 5% asset test because the value of Cornerstone's interest in WCP Services is substantially less than 5% of the value of Cornerstone's total assets. No independent appraisals have been or will be obtained of the value of the stock of WCP Services. Although Cornerstone plans to take steps to ensure that it satisfies the 5% asset test for any quarter in which it acquires securities of WCP Services or other property, there can be no assurance that such steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in WCP Services.


    If Cornerstone should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of Cornerstone's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of non-qualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, Cornerstone still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. Cornerstone has maintained, and intends in the future to maintain, adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions as may be required to comply with those tests.

    Certain changes to the REIT asset tests have been approved by Congress and are awaiting the President's signature. These changes are discussed below under the heading "--TAX RELIEF EXTENSION ACT OF 1999."

ANNUAL DISTRIBUTION REQUIREMENTS

    In order to be taxed as a REIT, Cornerstone is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (A) 95% of Cornerstone's "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Cornerstone timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Cornerstone does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if Cornerstone should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than long-term capital gain Cornerstone elects to retain and treat as having been distributed to stockholders), and (iii) any undistributed taxable income from prior periods, Cornerstone will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if Cornerstone disposes of any assets subject to the Built-in Gain Rules, Cornerstone will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of the asset.

    It is expected that Cornerstone's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash deductions in computing REIT taxable income. Accordingly, Cornerstone anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. In this regard, the Partnership Agreement of the Operating Partnership authorizes Cornerstone, as general partner, to take such steps as may be necessary to cause the Operating Partnership to make distributions in an amount sufficient to permit Cornerstone to meet these distribution requirements. It is possible, however, that Cornerstone, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at Cornerstone's taxable income, or as a result of nondeductible expenses such as principal amortization or repayments, or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, Cornerstone may find it necessary to borrow funds (or to cause the Operating Partnership to borrow funds) or to issue equity securities (there being no assurance that it will be able to do so) or, if possible, to pay taxable stock dividends in order to meet the REIT distribution requirements.

    Under certain circumstances, Cornerstone may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Cornerstone's deduction for dividends paid for the earlier year. Although Cornerstone may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

    Certain changes to the REIT distribution requirement have been approved by Congress and are awaiting the President's signature. These changes are discussed below under the heading "--TAX RELIEF EXTENSION ACT OF 1999."

ANNUAL RECORD KEEPING REQUIREMENTS

    Cornerstone is required to maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding shares. Cornerstone has complied with these requirements in the past and intends to continue to comply with these requirements. Failure to comply with the record-keeping requirements in taxable years beginning prior to January 1, 1998 could lead to disqualification as a REIT. Beginning with Cornerstone's 1998 taxable year, however, the record-keeping rules have been modified such that for any year in which Cornerstone may fail to comply with the rules, an intermediate penalty will apply instead of REIT disqualification. The penalty is $25,000 ($50,000 for intentional violations) for any year in which a REIT does not comply with the rules.

TAX RELIEF EXTENSION ACT OF 1999

    On November 19, 1999, the U.S. Congress approved H.R. 1180, the Tax Relief Extension Act of 1999 (the "Act"), which would modify several provisions of the Code relating to REITs. The Act is currently expected to be signed by the President on or about December 17, 1999. Some of the REIT-related modifications that would affect Cornerstone are described briefly below.

    The Act would amend the 10% voting securities test by prohibiting a REIT from owning more than 10% of the voting power OR VALUE of the equity securities of any issuer other than a qualified REIT subsidiary, another REIT, or an entity classified as a partnership for federal income tax purposes. In determining whether the REIT owns more than 10% of the total value of the outstanding securities of an issuer, certain "straight debt" would be disregarded, but only if issued by (i) an individual, (ii) an issuer in which the REIT or a "taxable REIT subsidiary" of the REIT owns no securities other than such straight debt, or (iii) a partnership in which the REIT holds at least a 20% profits interest. The proposal would provide an exception to the new 10% vote-or-value test, and also to the 5% asset test under current law, for entities that make a joint election with the REIT to be treated as "taxable REIT subsidiaries." A taxable REIT subsidiary would be allowed to perform non-customary and other currently prohibited services with respect to a REIT's tenants without causing the rent paid by such tenants to be disqualified as "rents from real property" for purposes of the 75% and 95% gross income tests described above. In addition, a taxable REIT subsidiary would be allowed to undertake non-tenant related activities that would generate nonqualifying income for a REIT, such as third-party management and development.

    A number of constraints would be imposed on the REIT and on the taxable REIT subsidiary to ensure that the REIT could not, through the taxable REIT subsidiary, engage in substantial non-real estate activities and also to ensure that the taxable REIT subsidiary pays a corporate-level tax on its income. First, the value of the securities of all taxable REIT subsidiaries owned by a REIT could not represent more than 20% of the value of the REIT's total assets. Second, a taxable REIT subsidiary would be subject to the "earnings stripping" rules of Section 163(j) of the Code, which could limit deductions for interest paid to the REIT under certain circumstances. Third, a 100% excise tax would be imposed on the REIT with respect to certain "redetermined rents, redetermined deductions, and excess interest" to ensure arm's length (i) pricing for services provided by the taxable REIT subsidiary to REIT tenants and (ii) allocation of shared expenses between the REIT and the taxable REIT subsidiary. Certain additional limitations also would apply.

    The change to the REIT asset tests described above generally would apply to taxable years beginning after December 31, 2000. Under a transition rule, however, the new 10% vote-or-value test would not apply to a REIT's ownership of the securities of a corporation held on July 12, 1999. The transition rule would cease to apply, however, to securities of a corporation as of the first day after July 12, 1999 on which such corporation were to engage in a "substantial new line of business" or to acquire "any substantial asset" (with certain exceptions). In Cornerstone's case, the securities of WCP Services would be eligible for the transition rule unless WCP Services were to add a "substantial new line of business" or to acquire "any substantial asset" after July 12, 1999. Cornerstone currently anticipates, however, that an election would be made, effective January 1, 2001, for WCP Services to be treated as a taxable REIT subsidiary.

    In addition to the changes to the REIT asset tests described above, the Act would modify the annual distribution requirements applicable to REITs. Under the Act, for taxable years beginning after December 31, 2000, a REIT would be required to distribute only 90% (rather than 95%) of its net taxable income.

FAILURE TO QUALIFY

    If Cornerstone fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Cornerstone will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Cornerstone fails to qualify will not be deductible by Cornerstone, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Cornerstone also will be disqualified from taxation as a REIT for the four taxable years following the year during which Cornerstone ceased to qualify as a REIT. It is not possible to state whether in all circumstances Cornerstone would be entitled to such statutory relief.

TAXATION OF U.S. STOCKHOLDERS

    As used herein, the term "U.S. Stockholder" means a holder of Cornerstone common stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is included in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

    As long as Cornerstone qualifies as a REIT, distributions made to Cornerstone's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions are out of earnings and profits, the earnings and profits of Cornerstone will be allocated first to Cornerstone's preferred stock (to the extent of distributions made in respect thereof), and then to the Cornerstone common stock. Distributions that are designated as capital gain dividends will be taxed as a capital gain (to the extent such distributions do not exceed Cornerstone's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its shares. The tax rates applicable to such capital gains are discussed below. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, such distributions will be included in income as capital gains assuming the shares are capital assets in the hands of the stockholder. The tax rate applicable to such capital gain will depend on the stockholder's holding period for the shares. In addition, any distribution declared by Cornerstone in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Cornerstone and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by Cornerstone during January of the following calendar year.

    Cornerstone may elect to treat all or a part of its undistributed net capital gain as if it had been distributed to its stockholders (including for purposes of the 4% excise tax discussed above under "Requirements for Qualification--ANNUAL DISTRIBUTION REQUIREMENTS," above). If Cornerstone should make such an election, Cornerstone's stockholders would be required to include in their income as long-term capital gain their proportionate share of Cornerstone's undistributed net capital gain, as designated by Cornerstone. Each such stockholder would be deemed to have paid its proportionate share of the income tax imposed on Cornerstone with respect to such undistributed net capital gain, and this amount would be credited or refunded to the stockholder. In addition, the tax basis of the stockholder's shares would be increased by its proportionate share of undistributed net capital gains included in its income, less its proportionate share of the income tax imposed on Cornerstone with respect to such gains.

    Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Cornerstone. Instead, such losses would be carried over by Cornerstone for potential offset against its future income (subject to certain limitations). Taxable distributions from Cornerstone and gain from the disposition of Cornerstone common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from Cornerstone generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of the shares (or distributions treated as such) will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. Cornerstone will notify stockholders after the close of Cornerstone's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

    In general, any gain or loss realized upon a taxable disposition of Cornerstone common stock by a stockholder who is not a dealer in securities will be treated as capital gain or loss. Lower marginal tax rates for individuals may apply in the case of capital gains, depending on the holding period of the shares that are sold. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Cornerstone required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the disposition.

    For non-corporate taxpayers, the tax rate differential between capital gain and ordinary income may be significant. The highest marginal individual income tax rate applicable to ordinary income is 39.6%. Any capital gain generally will be taxed to a non-corporate taxpayer at a maximum rate of 20% with respect to capital assets held for more than one year. The tax rates applicable to ordinary income apply to gain attributable to the sale or exchange of capital assets held for one year or less. In the case of capital gain attributable to the sale or exchange of certain real property held for more than one year, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%. With respect to distributions designated by a REIT as capital gain dividends (including deemed distributions of retained capital gains), the REIT also may designate (subject to certain limits) whether the dividend is taxable to non-corporate stockholders as a 20% rate gain distribution or an unrecaptured depreciation distribution taxed at a 25% rate.

    The characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Non-corporate taxpayers may carry forward their unused capital losses. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

TREATMENT OF TAX-EXEMPT STOCKHOLDERS

    Tax-exempt organizations, including qualified employee pension and profit sharing trusts and individual retirement accounts, (collectively, "Exempt Organizations") generally are exempt from federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, and subject to the exceptions discussed below, amounts distributed by Cornerstone to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of Cornerstone common stock with debt, a portion of its income from Cornerstone will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from Cornerstone as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of Cornerstone's stock is required to treat a percentage of the dividends from Cornerstone as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income, less related direct expenses, derived by Cornerstone from an unrelated trade or business (determined as if Cornerstone were a pension trust) divided by the gross income, less related direct expenses, of Cornerstone for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of Cornerstone's stock only if (i) the UBTI Percentage is at least 5%,
(ii) Cornerstone qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of Cornerstone in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of Cornerstone's stock or (B) a group of pension trusts individually holding more than 10% of the value of Cornerstone's stock collectively own more than 50% of the value of Cornerstone's stock.

SPECIAL TAX CONSIDERATIONS FOR NON-U.S. STOCKHOLDERS

    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

    For purposes of this discussion, the term "Non-U.S. Stockholder" does not include any foreign stockholder whose investment in Cornerstone common stock is "effectively connected" with the conduct of a trade or business in the United States. Such a foreign stockholder, in general, will be subject to United States federal income tax with respect to its investment in the Cornerstone common stock in the same manner as a U.S. Stockholder is taxed (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, a foreign corporation receiving income that is treated as effectively connected with a U.S. trade or business also may be subject to an additional 30% "branch profits tax," unless an applicable tax treaty provides a lower rate or an exemption. Certain certification requirements must be satisfied in order for effectively connected income to be exempt from withholding.

    Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges by Cornerstone of U.S. real property interests and are not designated by Cornerstone as capital gain dividends (or deemed distributions of retained capital gains) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Cornerstone. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Distributions in excess of current and accumulated earnings and profits of Cornerstone will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below.

    For any year in which Cornerstone qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Cornerstone of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty relief or exemption.

    Unless a reduced rate of withholding applies under an applicable tax treaty, Cornerstone generally will withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, 30% of all distributions out of current or accumulated earnings and profits, subject to the application of FIRPTA withholding rules discussed below. In addition, Cornerstone is required to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. Because Cornerstone generally cannot determine at the time a distribution is made whether or not it will be in excess of earnings and profits, Cornerstone intends to withhold 30% of the entire amount of any distribution (other than distributions subject to the 35% withholding discussed below). Generally, however, a Non-U.S. Stockholder will be entitled to a refund from the IRS to the extent an amount is withheld from a distribution that exceeds the amount of U.S. tax owed by such Non-U.S. tockholder.

    Under FIRPTA, Cornerstone is required to withhold 35% of any distribution that is designated as a capital gain dividend or which could be designated as a capital gain dividend. Thus, if Cornerstone designates previously made distributions as capital gain dividends, subsequent distributions (up to the amount of such prior distributions) will be treated as capital gain dividends for purposes of FIRPTA withholding.

    Under Regulations that are currently in effect, dividends paid to an address in a country outside the United States generally are presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Regulations issued in October 1997, however, provide that a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate must satisfy certain certification and other requirements. Such Regulations generally will be effective for distributions made after December 31, 2000.

    For so long as Cornerstone common stock continues to be regularly traded on an established securities market, the sale of Cornerstone common stock by any Non-U.S. Stockholder who is not a Five Percent Non-U.S. Stockholder (as defined below) generally will not be subject to United States federal income tax (unless the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year of the sale and certain other conditions apply, in which case such gain will be subject to a 30% tax on a gross basis). In general, the sale or other taxable disposition of Cornerstone common stock by a Five Percent Non-U.S. Stockholder (as defined below) is subject to United States federal income tax unless and until Cornerstone becomes a "domestically controlled REIT." A "Five Percent Non-U.S. Stockholder" is a Non-U.S. Stockholder who, at some time during the five-year period preceding such sale or disposition, beneficially owned (including under certain attribution rules) more than 5% of the total fair market value of Cornerstone common stock (as outstanding from time to time) or owned shares of another class of stock of Cornerstone that represented value greater than 5% of the Cornerstone common stock (measured at the time such shares were acquired). A REIT is a "domestically controlled REIT" if, at all times during the five-year period preceding the relevant testing date, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders (taking into account those persons required to include Cornerstone's dividends in income for United States federal income tax purposes). Currently, Cornerstone believes that more than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders, and Cornerstone will not qualify as a domestically controlled REIT for at least five years following the date when less than 50% is so held. Further, in part because the Cornerstone common stock is publicly traded in the United States and in Germany, no assurance can be given that Cornerstone will qualify as a domestically controlled REIT at any time in the future.

    So long as Cornerstone is not a domestically controlled REIT, a Five Percent Non-U.S. Stockholder will be taxable in the same manner as a U.S. Stockholder with respect to gain on the sale of Cornerstone common stock (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    Cornerstone will report to its U.S. Stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide Cornerstone with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, Cornerstone may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to Cornerstone.

    U.S. Stockholders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

    Backup withholding tax and information reporting generally will not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gain dividends or (iii) distributions attributable to gain from the sale or exchange by Cornerstone of U.S. real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Cornerstone common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Cornerstone common stock by a foreign office of a broker that (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a "controlled foreign corporation" for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are satisfied, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Cornerstone common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for a refund with the IRS.

    The Treasury Department issued final Regulations in October 1997 concerning the withholding of tax and information reporting for certain amounts paid to non-resident alien individuals and foreign corporations. These new withholding rules alter the current withholding regime, and generally will be effective for distributions made after December 31, 2000. Investors should consult their tax advisors concerning the impact, if any, of these new Regulations on an investment in the common stock.

OTHER TAX CONSIDERATIONS

TAX STATUS OF THE OPERATING PARTNERSHIP

    An entity classified as a partnership for federal income tax purposes generally is not a taxable entity and incurs no federal income tax liability. Each partner in the partnership is required to take into account in computing its federal income tax liability its allocable share of income, gains, losses, deductions and credits of the partnership, regardless of whether cash distributions are made. Distributions of money by a partnership to a partner are generally not taxable unless the amount of the distribution is in excess of the partner's adjusted basis in its partnership interest.

    Elective entity classification Regulations under Section 7701 of the Code became effective on January 1, 1997. Under these Regulations, a domestic entity that has at least two members and that is organized as a state law partnership on or after January 1, 1997, automatically will be classified as a partnership for federal income tax purposes unless the entity elects otherwise. The Operating Partnership was organized on December 23, 1997 and therefore is properly classified as a partnership for federal income tax purposes unless it makes a contrary election.

    Notwithstanding the Operating Partnership's classification as a partnership, the Operating Partnership could be treated as a corporation for federal income tax purposes if it were a "publicly traded partnership" ("PTP") within the meaning of Section 7704 of the Code. Under Section 7704 of the Code, a partnership is classified as a PTP if interests in the partnership are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. If so classified, the PTP is taxable as a corporation unless it qualifies for a special "90% qualifying income exception" under Section 7704(c) of the Code. Under that exception, a PTP is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, "rents from real property" (as that term is defined for purposes of the REIT rules, with certain modifications), gain from the sale or other disposition of real property, and certain other types of income. An amount will not qualify as rents from real property if the partnership is deemed to own, actually or constructively, 10% or more of the ownership interests in a tenant (a "Related Party

Tenant"). For this purpose, any interests in a tenant that are owned by a partner of the partnership will be treated as constructively owned by the partnership if the partner owns, actually or constructively, 5% or more of the value of the outstanding interests in the partnership.

    If a PTP fails to meet the 90% qualifying income exception for a taxable year, and (i) the IRS determines that the failure was inadvertent, (ii) the partnership takes steps to once again comply with the 90% qualifying income exception, and (iii) the partnership makes such adjustments or payments (including with respect to the partners) as may be required by the IRS, then the partnership will be treated as continuing to satisfy the 90% qualifying income exception.

    The Regulations under Section 7704 (the "PTP Regulations") provide rules for determining whether a partnership is a PTP and provide certain safe harbors which, if satisfied, preclude a partnership from being so classified. The "private placement" safe harbor of such regulations requires, among other things, that the partnership have no more than 100 partners. Because the Operating Partnership currently has more than 100 partners, it does not satisfy the private placement safe harbor and may not be able to satisfy any other safe harbors of the PTP Regulations. Consequently, there is a risk that the ability of the holders of units to exchange or the actual exchange of their units for shares of common stock (after expiration of any applicable lock-out restrictions) could cause the interests in the Operating Partnership to be viewed as readily tradable on a secondary market or the substantial equivalent thereof. In that event, although the Operating Partnership would be classified as a PTP, Cornerstone believes that the Operating Partnership would satisfy the 90% qualifying income exception and therefore be exempt from corporate-level tax. In this regard, the partnership agreement of the Operating Partnership provides that no partner will be permitted to hold or acquire units if such acquisition would result in the Operating Partnership being unable to satisfy the 90% qualifying income exception.

    Although the Operating Partnership would satisfy the 90% qualifying income exception and therefore would not be subject to corporate-level tax if classified as a PTP, under Section 469(k) of the Code, the partners in the Operating Partnership would nevertheless be required to apply the passive loss limitations of Section 469 separately to the income and loss from the Operating Partnership.

    If the Operating Partnership were treated as an association taxable as a corporation, Cornerstone would fail the 75% asset test (in addition to the 5% asset test and, likely, the 10% voting securities test) and therefore would fail to qualify as a REIT. See "Failure to Qualify," above.

DEPRECIATION

    The Operating Partnership's initial income tax basis in the properties acquired in exchange for units generally is the same as the transferor's basis in such property on the date of the acquisition by the Operating Partnership, except to the extent that gain is recognized by the transferor in connection with the transfer. The Operating Partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership, except as otherwise required pursuant to
Section 704(c) of the Code.

STATE AND LOCAL TAX

    Cornerstone and its stockholders may be subject to state and local tax in states and localities in which it does business or owns property. The tax treatment of Cornerstone and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Cornerstone.

                              PLAN OF DISTRIBUTION

    This prospectus relates to the possible issuance from time to time by Cornerstone of up to 16,187,724 shares of common stock if, and to the extent that, Cornerstone elects to issue such common stock to the holders of up to 16,187,724 units, upon the tender of such units for redemption. Cornerstone has registered the issuance of the common stock in accordance with a registration rights agreement entered into with the holders of the units in connection with the Wilson Acquisition in December 1998, but registration of the issuance of such shares does not necessarily mean that any holders will elect to redeem their units or that we will issue any common stock upon any redemption. Cornerstone will acquire one unit from a tendering unit holder in exchange for each share of common stock that Cornerstone issues. Consequently, with each redemption, Cornerstone's percentage interest in Cornerstone Properties Limited Partnership will increase.

                                    EXPERTS

    The financial statements of Cornerstone Properties Inc. and subsidiaries incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CORNERSTONE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Where You Can Find More Information...      2

Incorporation of Certain Documents by
  Reference...........................      2

Special Note Regarding Forward-Looking
  Statements..........................      3

Securities to Be Offered..............      3

Information About the Company.........      3

Risk Factors..........................      4

Exercise of Redemption Rights.........      4

Certain United States Federal Income
  Tax Considerations..................     13

Experts...............................     27

                               16,187,724 SHARES

                                  CORNERSTONE
                                PROPERTIES INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                JANUARY   , 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by the Registrant. Except for the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee.........  $ 56,358
Transfer agent's fees.......................................     2,500
Printing and engraving expenses.............................    10,000
Legal fees and expenses.....................................    25,000
Accounting fees and expenses................................     5,000
Miscellaneous...............................................     1,142
                                                              --------
Total.......................................................  $100,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.7502 of Chapter 78 of the Nevada Revised Statutes (the "NRS") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of NOLO CONTENDERE or its equivalent does not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation or that, with respect to any criminal action or proceeding, he had reasonable cause to believe his actions were unlawful.

    Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards to those described above expect that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    Section 78.7502 of the NRS further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the NRS provides that any indemnification provided for by Section 78.7502 of the NRS (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

    Article IX of the Bylaws of the Registrant provides for indemnification of its officers and Directors, substantially identical in scope to that permitted under Section 78.7502 of the NRS. The Bylaws provide, pursuant to Subsection 2 of Section 78.7502 of the NRS, that the expenses of officers and Directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the Director or Officer to repay such amounts unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant pursuant to Article IX of the Bylaws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
          4.1           --Restated Articles of Incorporation of Cornerstone
                          (incorporated by reference from Exhibit 3.1 to the
                          Registrant's Annual Report on Form 10-K for the year ended
                          December 31, 1995)
          4.1(a)        --Certificate of Amendment of Restated Articles of
                          Incorporation, dated October 27, 1997 (incorporated by
                          reference from Exhibit 4.2(b) to the Registrant's
                          Registration Statement on Form S-3, File No. 333-47149, as
                          filed with the Commission on March 2, 1998)
          4.1(b)        --Certificate of Amendment of Restated Articles of
                          Incorporation of Cornerstone, dated July 10, 1998
                          (incorporated by reference from Exhibit 4.2(c) to the
                          Registrant's Registration Statement on Form S-3, File No.
                          333-59259, as filed with the Commission on July 16, 1998)
          4.2           --Amended and Restated Bylaws of Cornerstone (incorporated by reference from Exhibit 3.1 to the Registrant's Current
                          Report on Form 8-K dated December 16, 1998)
          4.3           --Specimen Stock Certificate (incorporated by reference from
                          Exhibit 3.1 to the Registrant's Registration Statement on
                          Form S-1, File No. 333-47149, as filed with the Commission on March 2, 1998)
         *5.1           --Opinion of Lionel, Sawyer & Collins
         *8.1           --Opinion of King & Spalding
         23.1           --Consent of PricewaterhouseCoopers LLP
        *23.2           --Consent of Lionel, Sawyer & Collins (included in Exhibit
                          5.1)
        *23.3           --Consent of King & Spalding (included in Exhibit 8.1)
        *24.1           --Power of Attorney (included on Page II-4)


------------------------


*   Previously filed.


ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) The undersigned registrant hereby undertakes that:

        (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)
    (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on January 4, 2000.


                                CORNERSTONE PROPERTIES INC.

                                BY:              /S/ JOHN S. MOODY
                                     -----------------------------------------
                                                   John S. Moody
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on this 4th day of January, 2000.


SIGNATURE                                                          TITLE
---------                                                          -----
                                               Chairman of the Board and Director
--------------------------------------------
William Wilson III

/s/ JOHN S. MOODY                              Chief Executive Officer, President and
--------------------------------------------   Director
John S. Moody                                  (Principal Executive Officer)

*                                              Executive Vice President and Director
--------------------------------------------
Rodney C. Dimock

/s/ KEVIN P. MAHONEY                           Chief Financial Officer
--------------------------------------------   (Principal Financial and Accounting Officer)
Kevin P. Mahoney

*                                              Director
--------------------------------------------
Cecil D. Conlee

*                                              Director
--------------------------------------------
Blake Eagle

*                                              Director
--------------------------------------------
Dr. Karl-Ludwig Hermann

SIGNATURE                                                          TITLE
---------                                      ---------------------------------------------
*                                              Director
--------------------------------------------
Hans C. Mautner

*                                              Director
--------------------------------------------
Dr. Lutz Mellinger

*                                              Director
--------------------------------------------
Craig R. Stapleton

                                               Director
--------------------------------------------
Michael J. G. Topham

                                               Director
--------------------------------------------
Dick van den Bos

                                               Director
--------------------------------------------
Jan van der Vlist

                                               Director
--------------------------------------------
Donald G. Fisher

*                                              Director
--------------------------------------------
Randall A. Hack


*By:      /s/ JOHN S. MOODY
      -------------------------
            John S. Moody
          ATTORNEY-IN-FACT